As filed with the Securities and Exchange Commission on April 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

Patterson-UTI Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	450 Gears Road, Suite 500 Houston, Texas 77067	75-2504748
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan

(Full title of plan)

Seth D. Wexler

General Counsel and Secretary

Patterson-UTI Energy, Inc.

450 Gears Road, Suite 500

Houston, Texas 77067

(281) 765-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Tull R. Florey

Andrew J. Ericksen

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	9,100,000	$ 31.16	$283,556,000	$36,523

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan by reason of any stock dividend, stock spilt, recapitalization or other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock of Patterson-UTI Energy, Inc. as reported by the NASDAQ Stock Market on April 14, 2014.

EXPLANATORY NOTE

Patterson-UTI Energy, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 under the Securities Act to register 9,100,000 shares of its common stock, par value $0.01 per share (such common stock is referred to in this Registration Statement as the “common stock”), issuable pursuant to the terms of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to all participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part 1 of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on February 14, 2014;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 21, 2014 and April 21, 2014; and

•	The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s current report on Form 8-K, filed with the Commission on June 21, 2005, as such may be amended from time to time.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s Second Amended and Restated Bylaws provide that, to the maximum extent and in the manner permitted by the DGCL, the Registrant shall indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant, provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers and, provided further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. The Registrant’s Second Amended and Restated Bylaws also provide that the Registrant may advance the payment of expenses, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise, and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

The Registrant has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under the Registrant’s Second Amended and Restated Bylaws. The Indemnity Agreement, however, provides for the creation of a trust account in the event of a “change in control” (as defined in the Indemnity Agreement), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the Indemnity Agreement). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the Indemnity Agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 21, 2014.

PATTERSON-UTI ENERGY, INC.

By:	/s/ William Andrew Hendricks, Jr.
Name: William Andrew Hendricks, Jr.
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John E. Vollmer III, William Andrew Hendricks, Jr. and Seth D. Wexler, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on April 21, 2014.

Signature	Title

/s/ Mark S. Siegel	Chairman of the Board
Mark S. Siegel

/s/ William Andrew Hendricks, Jr.	President and Chief Executive Officer
William Andrew Hendricks, Jr.
(Principal Executive Officer)

/s/ John E. Vollmer III	Senior Vice President — Corporate Development,
John E. Vollmer III	Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Kenneth N. Berns	Senior Vice President and Director
Kenneth N. Berns

/s/ Charles O. Buckner	Director
Charles O. Buckner

/s/ Michael W. Conlon	Director
Michael W. Conlon

/s/ Curtis W. Huff	Director
Curtis W. Huff

/s/ Terry H. Hunt	Director
Terry H. Hunt

/s/ Cloyce A. Talbott	Director
Cloyce A. Talbott

Exhibit Index

Exhibit No.	Description

4.1*	Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).

4.2*	Amendment to Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).

4.3*	Second Amended and Restated Bylaws (filed August 6, 2007 as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007).

4.4*	Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (filed on April 21, 2014 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof)

*	Incorporated by reference as indicated.